Exhibit (4.3)
FORM OF GLOBAL SECURITY
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO QUÉBEC OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
No.
CUSIP
QUÉBEC
[ ]% [     ] Series [ ] Due [      ]
This global security, registered in the name of [            ], as nominee of DTC (the “Global Security”), is a global security in respect of the duly authorized issue of debt securities referred to above (the “Securities”) of Québec, and which is issued pursuant to a Fiscal Agency Agreement, dated as of [       ], between Québec and [       ], [       ], as registrar, fiscal agent, transfer agent and principal paying agent (the “Registrar” which term includes any successor registrar, fiscal agent, transfer agent and principal paying agent under the Fiscal Agency Agreement) as such agreement may be supplemented or amended from time to time, as the case may be (the “Fiscal Agency Agreement”). This Global Security also represents any further Securities which Québec may issue, from time to time, pursuant to Section [       ] of the Fiscal Agency Agreement. In the event such further Securities are issued, the word “Security” as defined above shall be deemed to also refer to such further Securities. [This Security is a “Bond” within the meaning of the Fiscal Agency Agreement.]
This Global Security and all the rights of the holder hereof are expressly subject to the Fiscal Agency Agreement, and this Global Security and the Fiscal Agency Agreement constitute a contract to all of the terms and conditions of which the holder by acceptance hereof assents, is bound by and is deemed to have notice. All defined terms unless defined herein have the meaning ascribed to them in the Fiscal Agency Agreement. Copies of the Fiscal Agency Agreement are available for inspection at the principal office of the Registrar.
This is a fully registered Global Security without coupons attached. This Security is exchangeable for certificated debt securities of like tenor and of an equal aggregate principal amount in denominations of [       ] and integral multiples of [      ] only if (i) DTC notifies Québec that it is unwilling or unable to continue as depositary for the Securities, or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when it is required to be so registered, and Québec does not appoint a successor depositary within 90 days after receiving that notice or becoming aware that the depositary is no longer so registered; (ii) Québec notifies the Fiscal Agent that all of the Securities represented hereby are to be exchanged for certificated debt securities; and (iii) upon request by one or more owners of beneficial interests herein after an event of default entitling the holders to accelerate the maturity hereof has occurred and is continuing.
FOR VALUE RECEIVED, Québec hereby promises to pay to [      ] or its registered assigns in the manner hereinafter mentioned on [       ] (or on such earlier date as the Principal Amount (as hereinafter defined) may become payable in accordance with the terms hereof) the principal sum of [          ] (the “Principal Amount”) [in lawful money of the United States of America], on presentation and surrender of this Global Security, [and to pay interest in arrears on the said Principal Amount at the rate of [       ] % [per annum], from [       ], or from the most recent Interest Payment Date to which interest has been paid or duly provided for [       ], in [       ] [equal] [       ] installments on [       ] in each year (each an “Interest Payment Date”), commencing [     ], until the Principal Amount is paid in full or duly made available for payment, [in each case together with such further sum, if any, as may be payable by way of Additional Amounts in accordance with the provisions set forth herein] [and should Québec at any time default in the payment of any of the Principal Amount [or premium, if any,] [or interest] on this Global Security [or any Additional Amounts], to pay interest on the amount in default (before as well as after judgment) at the same rate, in like money, on the same dates]. [References herein to principal and interest in respect of this Global Security or the Securities shall be deemed also to refer to any Additional Amounts which may be payable concurrently therewith, unless the context otherwise requires.] [Interest will cease to accrue on this Global Security on [       ] (or on such earlier date as the Principal Amount may become payable in accordance with the terms hereof) unless, upon due presentation of this Global Security, payment of the Principal Amount [and any applicable premium] [or Additional Amounts, if any,] is improperly withheld or refused.]
This Global Security shall not become valid and obligatory for any purpose unless and until this Global Security has been authenticated by the Registrar or its authorized representative.
TERMS AND CONDITIONS
The following terms and conditions of this Global Security and this Issue of Securities is qualified in its entirety by the terms and conditions contained in the Fiscal Agency Agreement.
Form, Denomination and Registration
The Securities will be issued in the form of one or more fully registered global Securities and all Securities will be recorded in a register held by a Registrar all as more fully set forth in the Fiscal Agency Agreement which also contains detailed provisions concerning transfers of Securities.
This Global Security is registered in the name of a nominee of DTC. This Global Security is exchangeable for Securities registered in the name of a person other than DTC or its nominee only in the limited circumstances hereinafter described. Unless and until it is exchanged in whole or in part for Physical Certificates, this Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.
The Securities will only be sold in denominations of [U.S.$1,000 ] or integral multiples thereof.

Physical Certificates
Québec will issue or cause to be issued Physical Certificates upon registration of transfer of, or in exchange for, Securities represented by the Global Securities (i) if DTC notifies Québec that it is unwilling or unable to continue as depository in connection with the Global Securities or ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended, at a time when it is required to be and a successor depository is not appointed by Québec within 90 days after receiving such notice or becoming aware that DTC is no longer so registered; (ii) if Québec, in its sole discretion at any time, determines not to have any of the Securities represented by the Global Securities; or (iii) upon request by DTC to the Registrar, acting on direct or indirect instructions of a holder or any beneficial owner of an interest in a Global Security, after an event of default entitling the holder to accelerate the stated maturity of the Global Security has occurred and is continuing, or, if DTC does not promptly make that request, then any beneficial owner of an interest in such Global Security shall be entitled to make such request with respect to such interest.
Québec expressly acknowledges that if Physical Certificates are not promptly issued to the owners of beneficial interests in a Global Security as described above, then an owner of a beneficial interest will be entitled to pursue any remedy under the Fiscal Agency Agreement, the Global Security or applicable law with respect to the portion of the Global Security representing that owner’s interest in the Global Security as if Physical Certificates had been issued.
Interest
Whenever it is necessary to compute any amount of interest in respect of the Securities, other than with respect to regular semi-annual payments, such interest shall be calculated on the basis of a 360-day year of twelve 30-day months. The rate of interest specified in the Securities is a nominal rate and all interest payments and computations are to be made without allowances or deductions for deemed reinvestment.
For purposes of disclosure pursuant to the Interest Act (Canada), the rate of interest payable on any basis other than a full calendar year may be determined by multiplying the applicable annual interest rate by a fraction the numerator of which is the actual number of days in the period for which interest is payable and the denominator of which is 365 days or 366 days, as the case may be.
[ In the case of an Original Discount Security, insert — Notwithstanding anything to the contrary contained in this Security, upon the redemption repayment or acceleration of the Stated Maturity of this Security there shall be payable, in lieu of the Principal Amount due at the Stated Maturity hereof, an amount equal to the Amortized Face Amount of this Security. The “Amortized Face Amount” shall be the amount equal to (i) the Issue Price (as defined below) of this Security, plus (ii) that portion of the difference between the Issue Price and the Principal Amount of this Security that has been amortized at the Stated Yield (as defined below) of this Security (computed in accordance with generally accepted United States bond yield computation principles) at the date of which the Amortized Face Amount is calculated, but in no event shall the Amortized Face Amount exceed the Principal Amount of this Security. As used in the previous sentence “Issue Price” means the Principal Amount of this Security less the Total Amount of original issue discount of this Security specified on the face hereof and the “Stated Yield” of this Security means the Yield to Maturity specified on the face hereof (or if not so specified, the Yield to Maturity compounded semi annually and computed in accordance with generally accepted United States bond yield computation principles) for the period from the Issue Date of this Security to the Stated Maturity hereof on the basis of its Issue Price and Principal Amount. ]
[ If the Security is denominated in a currency other than United States dollars, insert applicable provisions. ]
Payments
Principal of and interest on the Securities and Additional Amounts, if any, are payable by Québec in lawful money of the United States of America (“U.S. dollars”) [if applicable, insert alternative currency ] to the person registered on the relevant record date in the register held by the Registrar. With respect to Securities held by Cede & Co. for DTC participants, Euroclear and Clearstream, Luxembourg, payment will be made to beneficial owners in accordance with customary procedures established from time to time by DTC, Euroclear and Clearstream, Luxembourg.
If any date for payment to the registered holder hereof is not a Business Day in the applicable place of payment, such registered holder shall not be entitled to payment until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph “Business Day” means a day on which banking institutions in The City of New York [ if applicable, insert other or alternative locations ]and in any other applicable place of payment are not authorized or obligated by law or executive order to be closed.
[Payment of Additional Amounts
The principal of and interest on the Securities will be paid to any holder, who as to Canada or any province, political subdivision or taxing authority therein or thereof is a non-resident, without deduction for or on account of any present taxes or duties of whatsoever nature, imposed or levied by or within Canada, or any province, political subdivision or taxing authority therein or thereof. If as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, Québec shall be required to withhold any taxes or duties from any payments due under the Securities, Québec will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that every net payment of the principal of and interest on the Securities to any such holder will be not less than the amount provided for in the Securities. Québec shall not, however, be obliged to pay such Additional Amounts on account of any such taxes or duties to which any holder is subject otherwise than by reason of his ownership of Securities or the receipt of income therefrom or which become payable as a result of any Security being presented for payment on a date more than ten days after the date on which the same becomes due and payable, or the date on which payment thereof is duly provided for, whichever is later. In addition, Québec also shall not be obligated to pay any Additional Amounts where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Union Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive or presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Security to another Paying Agent in a Member State of the European Union.]

Maturity, Redemption and Purchases
Unless previously redeemed as provided below, or purchased, the principal amount of the Securities shall be due and payable on [           ].
[If as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof (other than Québec) or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, which change or amendment shall have become effective after [          ], it is determined by Québec that Québec would be required at, or at any time prior to, maturity of the Securities to pay Additional Amounts as hereinabove described, the Securities may be redeemed in whole but not in part at the option of Québec on not less than 30 days’ nor more than 45 days’ published notice in accordance with the provisions set forth below under “Notices”, at the Principal Amount thereof together with accrued interest.]
Québec may at any time purchase Securities in any manner and at any price. If purchases are made by tender, tenders must be available to all Securityholders alike.
Status of the Securities
The Securities will be direct, unsecured and unconditional obligations of Québec for the payment and performance of which the full faith and credit of Québec will be pledged and will not be secured. The Securities will rank equally among themselves and with all Securities, debentures or other similar debt securities issued by Québec and outstanding at the date of the issue of the Securities or issued in the future.
Events of Default
In the event that (a) Québec shall default in the payment of the principal [or premium, if any,] of, [interest] or [additional amounts, if any,] on the Securities, as the same shall become due and payable, and such default shall continue for a period of 45 days or (b) default shall be made in the due performance or observance by Québec of any covenant or agreement contained in the Securities, other than the payment of principal [or premium, if any], [interest] or [additional amounts], or the Fiscal Agency Agreement and such default shall continue for a period of 60 days or (c) Québec shall default in the payment of any principal of, interest or additional amounts, if any, on any indebtedness (direct or under a guarantee) for borrowed money, other than the Securities, as the same shall become due and payable, and such default shall continue for a period of 45 days, provided that the foregoing shall not be taken into account so long as the aggregate principal amount of all such indebtedness (direct or under a guarantee) for borrowed money with respect to which the foregoing has occurred does not exceed U.S.$50,000,000 (or its equivalent in other currencies), then at any time thereafter and during continuance of such default the registered holder of any Security (or its proxy) may deliver or cause to be delivered to Québec, a written notice that such registered holder elects to declare the principal amount of the Securities held by him (the serial number or numbers of the Security or Securities representing such Securities and the principal amount of the Securities owned by him and the subject of such declaration being set forth in such notice) to be due and payable and, in the cases falling within either (a) or (c) above, on the 15th day after delivery of such notice, or, in the cases falling within (b) above, on the 30th day after delivery of such notice, the principal of the Securities referred to in such notice plus accrued interest thereon shall become due and payable, unless prior to that time all such defaults theretofore existing shall have been cured.
Notices
[All notices to the holders of Securities will be published in English in London, England in the Financial Times (if and for so long as the Securities are admitted to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange and the rules of the London Stock Exchange so require), in New York, New York in The Wall Street Journal and in Toronto, Ontario in The Globe & Mail and in French in Montréal, Québec in La Presse.
If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper, or, if in Québec, a French language newspaper, with general circulation in the respective market regions as Québec, with the approval of the Registrar, shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.]
Prescription
Under current Québec law, this Global Security will become void unless presented for payment of principal or interest within three years of the due date for payment.
Modification
The Fiscal Agency Agreement contains provisions with respect to modifying or amending said Agreement either without notice to, or the consent of, the holder of any Security or with the approval of the holders of Securities.
Future Holders
Any action by the Holder of this Security shall bind all future Holders of this Security, and of any Security issued in exchange or substitution herefor or in place hereof, in respect of anything done or permitted by Québec or by the Fiscal Agent in pursuance of such action.
[ If applicable, insert — Office or Agency of Québec
So long as this Security shall be outstanding, Québec will maintain an office or agency for the payment of the principal of and premium, if any, and interest on this Security as herein provided in The City of New York, and an office or agency in The City of New York for the registration transfer and exchange as aforesaid of the Securities. Québec may designate other agencies for the payment of said principal and premium, if any, and interest at such place or places (subject to applicable laws and regulations) as Québec may decide. So long as there shall be a Fiscal Agent, Québec shall keep the Fiscal Agent advised of the names and locations of such agencies, if any are so designated.
No recourse under or upon any covenant contained in this Security or because of the creation of the indebtedness represented hereby shall be had against any official or other representatives,

past, present or future, as such, of Québec whether by virtue of any statute or rule of law or by the enforcement of any assessment or penalty or otherwise, it being expressly agreed and understood that this Security is solely the obligation of Québec and that no personal liability whatsoever shall attach to or be incurred by any such officials or other representatives, as such, because of the execution of this Security. ]
Governing Law
The Fiscal Agency Agreement and the Securities shall be construed in accordance with and governed by the laws of Québec and the laws of Canada applicable therein.
Québec irrevocably consents to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making, enforcement or execution against any property of any order or judgment) made or given in connection with any proceedings arising out of or in connection with the Fiscal Agency Agreement and the Securities.
Executed in [     ] [by] [on behalf of] Québec as of [ ].

Authenticated by:	QUÉBEC

(as Registrar)	By:

Authentication Date:		Authorized Representative

By:
Authorized Officer